Exhibit 99.2

Cellectar Biosciences Introduces Phospholipid Ether-Drug Conjugate (PDC)
Platform for Targeted Delivery of Chemotherapeutics

Expanding Pipeline of Therapeutic PDC Candidates

Madison, WI (August 21, 2015) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB), an oncology-focused biotechnology company, recently introduced its Phospholipid ether-Drug Conjugate (PDC) platform for expanding the use of its proprietary small-molecule cancer targeting and delivery technology for targeted delivery of chemotherapeutics.

During the company’s second quarter financial results call on August 12th, CEO Jim Caruso unveiled the company’s plan for creating capital efficient shareholder value. A key component of this plan leverages the company’s core cancer targeting and delivery technology through both early stage internal research and clinical development collaborations.

“PDCs are a new class of small-molecules that exploit our extensively vetted phospholipid ether-based cancer targeting and delivery technology. Our platform possesses the ability to link diverse oncologic payloads for targeted delivery to a broad range of cancer and cancer stem cell targets,” said Mr. Caruso.

Cellectar’s PDC platform has demonstrated highly selective cancer targeting both preclinically in over 60 in vivo cancer models, and subsequently confirmed clinically in over 10 cancer types. The platform’s payload diversity has been validated using cytotoxic radioisotopes for cancer therapy; PET imaging isotopes for cancer imaging; fluorophores for image-guided surgery, and now the company plans to expand its payload portfolio to chemotherapeutics such as paclitaxel and gemcitabine.

Cellectar is initiating its PDC chemotherapeutic program with two preclinical drug candidates, CLR 1601-PTX and CLR 1605-GEM, which will utilize paclitaxel and gemcitabine as the respective payloads. Preclinical data for CLR 1601-PTX is expected to be updated in the fourth quarter of 2015 and CLR 1605-GEM in the first quarter of 2016.

“We anticipate generating additional proof of concept data for the PDC chemotherapeutic program. Our PDC platform possesses the potential to enhance the treatment value of new and existing chemotherapeutic agents by providing more targeted drug delivery for improved tolerability and overall therapeutic index,” added Mr. Caruso.

Cellectar’s lead PDC is CLR 131. Its payload is iodine-131, a proven cytotoxic radioisotope, which is used primarily for thyroid cancer treatment. The company initiated a disease-specific Phase I dose escalation study in patients with relapsed/refractory multiple myeloma this past April, and has been granted orphan drug designation. The company expects to evaluate cohort 1 and initiate cohort 2 during the first half of 2016. The primary objectives of the study are to determine dose-limiting toxicity and identify a Phase II dose, with a secondary objective of observing efficacy signals.

“We remain excited about the clinical potential of our lead PDC, CLR 131. Multiple myeloma is an incurable cancer and the relapsed/refractory setting remains a treatment challenge. We look forward to providing clinicians and patients with a new class of medication, possessing a novel mechanism of action, as an additional treatment option,” concluded Mr. Caruso.

Multiple myeloma is the second most common hematologic malignancy and there remains high unmet medical need in the relapsed/refractory setting.

Details of the company’s PDC platform and multiple myeloma study can be found by accessing the quarterly conference call recording, or reviewing its updated corporate presentation, both of which can be found at www.cellectar.com located in the “Investor Relations” section.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid ether-drug conjugates (PDCs) designed to provide cancer targeting delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar’s PDC platform is based on the company’s proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers and cancer stem cells. Cellectar’s PDC pipeline includes product candidates for cancer therapy and diagnostic imaging. The company’s lead PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I study in patients with relapsed/refractory multiple myeloma. For additional information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com